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ARCONIC

2016 ANNUAL HIGHLIGHTS

Innovation, engineered.

ARCONIC
2016 ANNUAL HIGHLIGHTS
Innovation, engineered.

Arconic Inc. (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge, advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value.
For more information:
WWW.ARCONIC.COM
FOLLOW @ARCONIC:
Twitter, Instagram, Facebook, LinkedIn and YouTube

ARCONIC ANNUAL HIGHLIGHTS 2016

Innovation, engineered.
Our state-of-the-art heat treat furnace makes aerospace products tougher, stronger and more corrosion resistant.
–
LA PORTE, INDIANA
After the separation of Alcoa Inc. in November 2016, Arconic launched as a global leader in multi-materials innovation, precision engineering and advanced manufacturing.
From our roots in America’s industrial heartland, for well over a century, Arconic employees have transformed what once seemed like impossible ideas into commercial successes. Today, Arconic is one of the leading advanced manufacturers of highly engineered parts for the aerospace, automotive, commercial transportation, building and construction and power industries, with strong market positions.
From the materials that enabled the Wright Brothers’ first flight to the revolutionary aluminum-intensive Ford F-150, our innovations have helped create new industries and transformed existing ones. We are proud to partner with our customers to develop and manufacture products and systems that make airplanes, cars, pickups and heavy duty trucks lighter and more efficient – and better performing.
At Arconic, we engineer products and solutions that turn today’s challenges into tomorrow’s next great innovation. And we’re just getting started.

PAGE	1

2016

Chairman’s Letter

▼

Dear Fellow Arconic Shareholders,

In last year’s letter to Alcoa Inc. shareholders, I outlined our conviction and commitment that the separation of Alcoa Inc. would unlock the Company’s full value for our investors. On November 1, 2016, we completed the separation into two powerful, independent companies: Arconic and Alcoa Corporation. Within one hundred days, Arconic’s stock price increased 47.8 percent, significantly more than the 12.6 percent increase of the S&P Industrials Index or the 14 percent increase of the S&P Aerospace and Defense ETF.

THE SEPARATION WAS THE CULMINATION OF TRANSFORMING ALCOA INC.

It took years of restructuring and strengthening the businesses in Alcoa’s upstream portfolio to ensure it could stand well on its own as an independent public company. We closed, sold or curtailed 43 percent of high-cost smelting operating capacity and 35 percent of high-cost refining operating capacity to enable the aluminum and alumina businesses to remain globally competitive throughout the volatile swings of commodity prices. To further enhance upstream profitability, we expanded our higher-margin cast products business, introduced an alumina pricing mechanism to free our refineries from the London Metal Exchange price and established a third-party bauxite business.

To strengthen our value-add portfolio, we relentlessly drove productivity and operational improvements, more than doubling segment margins since 2008. Building on investments in new technologies, upgrading our plants and making strategic acquisitions, we expanded further into high performance materials, such as titanium and nickel superalloys, and transformed the portfolio into a precision engineering and advanced manufacturing leader. In our aerospace segment, Arconic can now supply 90 percent of the structural and rotating components of a commercial aero engine, and on airframes our content flies from nose to tail on both metallic and carbon-fiber-reinforced plastic aircraft. Our customers are responding to those investments and innovations, awarding Arconic $13 billion in aerospace contracts during 2015 and 2016.

2016 was a pivotal year in completing the transformation. The Company’s leaders and employees did “double duty,” successfully executing a complex separation process on schedule and on budget, while delivering on commitments to our customers. The Company formed a Separation Program Office to maintain tight cross-functional coordination over 35 workstreams with more than 20,000 milestones, involving 294 projects affecting 266 sites in 27 countries. At the same time, the team was able to increase profits and margins of all three Arconic segments and reduce debt by $750 million. The Company finished the year with $1.9 billion in cash.

PAGE	2	ARCONIC ANNUAL HIGHLIGHTS 2016

While we were conducting the separation, commodity prices fell to unusually low levels, resulting in a substantially reduced debt-carrying capacity of Alcoa Corporation. To allow the separation to conclude on time, and for Alcoa Corporation to start with a strong balance sheet built to weather commodity cycles, Arconic took on extra debt burden. As a counter balance, Arconic retained a 19.9 percent stake in Alcoa Corporation with the intention of managing it to maximize the upside for our shareholders. On February 14, 2017, after a 65 percent rise in Alcoa Corporation stock, Arconic monetized more than 60 percent of its stake. The resulting proceeds of approximately $890 million strengthen Arconic’s cash balance, which provides financial flexibility to pay down debt and/or pursue share repurchases, based on an assessment of relative return.

ARCONIC HAS A COMPELLING LONG-TERM INVESTMENT VALUE PROPOSITION

In launching Arconic, we have stressed an owner mindset: every leader and employee working every day as if Arconic were their own family business. Frugal in spending, efficient in allocating capital, dedicated and passionate about helping customers win and constantly focused on building talent, we are committed to creating value for Arconic’s shareholders that surpasses the performance of our peers. And we’ve only just begun. Let me outline a few of the many value creation opportunities we are tapping for our shareholders.

Solid market positions and margin profile. With approximately 80 percent of Arconic’s revenues in 2016 from businesses where the Company holds either the number one or number two market position, we have a highly competitive portfolio that we believe has strong margin and cash-generation potential in profitable segments. We expect our adjusted EBITDA margins to continue to expand from approximately 15 percent in 2017 to approximately 17 percent in 2019, and our free cash flow is forecast to double from more than $350 million in 2017 to approximately $700 million in 2019.

In every core market, Arconic’s businesses are positioned to capture near-term growth tailwinds. The aerospace industry is gearing up for the next generation of commercial aircraft engines and structures. Following the dramatic success of Arconic’s innovations for Ford’s top-selling F-150, aluminum penetration is accelerating across the automotive industry. Energy and environmental trends are creating new opportunities for our commercial transportation and building and construction businesses. Our customers’ appreciation of Arconic’s differentiated technologies are producing sustainable share gains for our businesses in each of those segments.

Clear execution path to incremental value by continuing to improve our businesses. We are focused on major end markets like aerospace, automotive, commercial transportation and building and construction. The initiatives and actions we have underway are set to improve margins, free cash flow and return on capital.

Strong balance sheet profile with financial flexibility. In addition to a strong liquidity base, Arconic’s remaining stake in Alcoa Corporation will continue to be managed responsibly for shareholder value. To guide investments and other allocations of capital, we have established exacting criteria to maximize and track returns.

ARCONIC’S MANAGEMENT AND BOARD ARE COMMITTED TO MAXIMIZE SHAREHOLDER VALUE

Arconic managers and employees understand the obligations and expectations of an owner mindset. Having proved themselves during a difficult economic downturn and a demanding transformation, they are ready and eager to capture the many opportunities ahead for our shareholders and customers. We have a winning combination of seasoned leaders who led the Company during those challenging times and recruited executives with excellent track records and outstanding experience to bring their unique talents to Arconic.

The leadership team benefits greatly from the counsel and guidance of a highly qualified, proactive Board of Directors. Our 12 independent directors, including seven current or former CEOs, have deep experience relevant to our core industries, technologies and financial needs. They’ve applied their experience and insights in guiding Arconic’s strategy and reviewing and approving the Company’s goals. Based on investor feedback and industry benchmarks, they have created an executive compensation system that is fully aligned with shareholder value creation. The Board also set high standards for themselves, adopting important new governance best practices for Arconic.

I greatly appreciate the strong support that our directors have given to me personally. In addition to generously sharing wise counsel and practical solutions, they’ve joined me in delivering the good news of Arconic to our shareholders, prospective investors and analysts.

On behalf of our entire Board of Directors, I hope that this first Arconic Annual Highlights Report demonstrates that our 2016 performance, progress and plans for the future reinforce our firm commitment and unparalleled capability to create significant long-term value for you and for all Arconic shareholders.

KLAUS KLEINFELD
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

PAGE	3

 2016 Financial Highlights1

▼

In 2016, we completed the successful separation of Alcoa Inc., unlocking substantial value for our shareholders. Today, Arconic is a major supplier to industry leaders in all the sectors it serves, and holds strong positions in attractive markets; approximately 80 percent of Arconic’s revenues in 2016 came from businesses where we hold either the number one or two market position.

Approximately 64 percent of Arconic’s total revenue in 2016 was derived primarily from aerospace and transportation markets; the balance was from markets such as industrial and building and construction.

FINANCIAL HIGHLIGHTS

In the face of significant market challenges, we continued to improve our businesses in 2016, recording margin improvements in each of our three segments and delivering strong net savings. Arconic also strengthened its balance sheet, paid down $750 million of debt and ended the year with a strong cash balance of $1.9 billion.

Financial and Operating Highlights
$ IN MILLIONS, EXCEPT PER-SHARE AMOUNTS	2016	2015
SALES	$12,394	$12,413
NET (LOSS) INCOME ATTRIBUTABLE TO ARCONIC	(941)	(322)
PER COMMON SHARE DATA ATTRIBUTABLE TO
ARCONIC SHAREHOLDERS:[2]
BASIC	(2.31)	(0.93)
DILUTED	(2.31)	(0.93)
DIVIDENDS PAID	0.36	0.36
NET INCOME ATTRIBUTABLE TO ARCONIC - AS ADJUSTED	505	298
TOTAL ASSETS	20,038	36,477
CAPITAL EXPENDITURES[3]	1,125	1,180
CASH PROVIDED FROM OPERATIONS[3]	870	1,582
COMMON STOCK OUTSTANDING —	438,520	436,720
END OF YEAR (000)[2]

1	On November 1, 2016, Alcoa Inc. successfully separated into two stand-alone companies: Arconic Inc. (the new name for Alcoa Inc.) and Alcoa Corporation. The results discussed in this report include ten months of Alcoa Corporation for full-year 2016. The pre-separation historical results of the businesses that now comprise Alcoa Corporation are presented as discontinued operations in Arconic’s financial results for all periods.
2	Per share data, common stock outstanding and dividends paid for all periods presented have been retroactively restated to reflect the 1-for-3 reverse stock split which became effective on October 6, 2016.
3	Capital expenditures and Cash provided from operations do not reflect restatement for discontinued operations presentation for any period presented.

See “Calculations of Financial Measures” at the end of this report for reconciliations of certain non-GAAP financial measures (adjusted income, adjusted EBITDA and adjusted EBITDA margin) to the most directly comparable GAAP financial measures.

PAGE	4	ARCONIC ANNUAL HIGHLIGHTS 2016

Excluding the impact of special items, primarily due to charges and costs associated with the separation of Alcoa Inc., Arconic reported 2016 adjusted income from continuing operations of $505 million, or $0.98 per share.

Full year 2016 combined segment adjusted EBITDA was $2.1 billion, up nine percent year over year, with Arconic recording a margin expansion of 140 basis points across all business segments. Full year 2016 consolidated adjusted EBITDA, excluding separation costs, was $1.7 billion. Our employees delivered $710 million in gross productivity savings in 2016, with net savings of $310 million.

At the separation of Alcoa Inc., Arconic chose to retain a 19.9 percent stake in Alcoa Corporation, indicating it would review options for responsibly managing the stake, taking into account its continued upside potential. In early 2017, we monetized more than 60 percent of our stake, resulting in approximately $890 million in proceeds. The timing and structure of the transaction considered minimizing risk and transaction costs. The proceeds bolster Arconic’s cash balance, which provides financial flexibility to pay down debt and/or pursue share repurchases, based on a relative-return assessment.

Strong Productivity Delivers Savings to the Bottom Line

Strongly Positioned in Attractive Markets

1 2016 third party revenue by market excludes discontinued operations. 2 Includes brazing and automotive sheet.

PAGE	5

SEGMENTS DELIVER SOLID PERFORMANCE

Engineered Products and Solutions (EPS) develops and manufactures high performance, engineered products and solutions for the aerospace, industrial gas turbine, commercial transportation and industrial markets.

EPS recorded revenue of $5.7 billion in 2016, up seven percent year over year, with after-tax operating income (ATOI) of $642 million, up eight percent year over year, adjusted EBITDA of $1.2 billion, up eight percent year over year and an adjusted EBITDA margin of 20.9 percent. EPS businesses secured a number of landmark contracts in 2016, including three with Airbus for 3D-printed metal parts.

Global Rolled Products (GRP) manufactures highly-differentiated aluminum sheet and plate products for the aerospace, automotive, commercial transportation, brazing, industrial and regional specialty markets.

GRP recorded revenue of $4.9 billion in 2016, down seven percent year over year, ATOI of $269 million, up 20 percent year over year, adjusted EBITDA of $577 million, up 13 percent year over year, and adjusted EBITDA of $364 per metric ton. GRP also continued to benefit from the aluminization of the automotive market: in 2016, automotive sheet shipments increased 39 percent year over year. Automotive sheet revenue is expected to grow from $117 million in 2011 to $1.3 billion in 2018.

Transportation and Construction Solutions (TCS) brands invented the industries they continue to lead today: both Kawneer and Alcoa Wheels brands hold number one market positions, and customers, architects and end users ask for them by name.

TCS recorded revenue of $1.8 billion in 2016, down four percent year over year, ATOI of $176 million, up six percent year over year, adjusted EBITDA of $291 million, up seven percent year over year, and an adjusted EBITDA margin of 16.1 percent.

2016: Margin Expansion in Every Segment

Geographic Breakdown of 2016 Revenue

2016 REVENUE BY REGION

PAGE	6	ARCONIC ANNUAL HIGHLIGHTS 2016

Our recent expansion in La Porte, Indiana enabled us to capture growing demand for large, structural aero engine components.
—
LA PORTE, INDIANA

PAGE	7

An aero engine seamless ring, capabilities brought to Arconic by the Firth Rixson acquisition. Today, Arconic holds the number one global position in aero engine seamless rings.
—
VERDI, NEVADA

Arconic Aerospace

AIRCRAFT
Cockpit window frames
Bird strike panel
Flight deck components
Avionics equipment hold-downs
Nose doublers
Door frames, surrounds
Access doors, flush handle latches Keel beam Stanchions Lavatory structure Lavatory access panel Wing spars Nacelle structure, skins and doors Clam shells Pylon heat shields Nacelle bulkhead
Structural hook, pressure relief, pin latches
Fan cowl doors and hinges Thrust reversers Pylon bulkheads and spars Pylon fitting
Aft pylon fairings Diffusers
Drain gutter
Fuselage skins
Shear ties
Fuselage-to-wing connection
Wing box splice plates
Hydraulic vessels Fuel connectors Leading edge skins
Winglet tip caps
Sleeved fasteners
Wing flap fasteners
Trailing edge flaps and ailerons
Fuselage stringers Fuselage frames Fuselage chords
Window frames
Splice strap
Bay frames
Landing gear
Wheels, brakes, torque tubes
Bearings
Wing stringers
Hydraulic tubing
Wing ribs
Upper wing skins
Seat tracks Seat frames, structures
Floor beams Crack stopper
Side-to-body attachments Lower housing
Wing box fasteners Flap tracks Lower wing skins
Bulkheads
Robotic blind fasteners
Crown frames
Torsion fitting
Tailcone frames
APU exhaust components
Ram air ducts
Torque rods
Horizontal tip caps
Arconic content on metallic and carbon-fiber-reinforced plastic (CFRP) aircraft – wingtip to wingtip, nose to tail
AERO ENGINE
Arconic can manufacture 90 percent of structural and rotating aero engine components
Turbine disks
Low pressure turbine case (LPT) HP turbine blades, vanes, shrouds Turbine rear frame, exhaust case Shaft bearing housing Turbine shafts LP turbine blades, vanes, shrouds Turbine center frame Shank nuts, hook bolts, shield channels Intermediate turbine case
Labyrinth ring seals Hydraulic tubes Fluid fittings
Compressor shaft, disks
HP compressor stators
High pressure turbine case (HPT)
Combustor case
HP compressor case
Fan hub frame
Gang channel
Guide vanes
Polyimide inserts
Front shroud
12-point and spline nuts and bolts
Fan blades
Fan blade cover
Booster spool (LPC) Main engine bearing Lever arms Engine control boxes
Fan case

PAGE	10	ARCONIC ANNUAL HIGHLIGHTS 2016

Arconic’s largest and fastest growing market is aerospace – an industry in which we have had a major presence since the Wright Brothers’ first flight. Fueled by an expanding global middle class and increasing air travel, worldwide demand for aircraft has led to the largest order book in aviation history, with a nine-year production order book for both commercial aircraft and aero engines. With a range of high-performance multi-material and highly engineered products and solutions for aero engines and airframes on virtually every aircraft platform, we are well positioned to benefit from this growth.

In 2016, approximately 43 percent of Arconic’s revenues were generated from the aerospace industry, and approximately 80 percent of aerospace revenues were derived from products where we hold either the number one or number two market position. From 2015 through 2016, Arconic won $13 billion worth of new aerospace contracts, from engine and airframe components to 3D-printed metal parts.

ARCONIC REVENUE SHIPSET VALUE1

Arconic has achieved substantial share

gains on next generation aircraft:

1	Aircraft shown represent ~88% of Large Comercial Aircraft (LCA) /total engines for LCA in 2017 through 2020 on a unit basis. Based on Arconic build rate assumptions as of 12/09/2016.

PAGE	11

Arconic on Aero

Engines

▼

The quest for fuel efficiency has been a driver of innovation in the aerospace industry since the dawn of flight, with every new generation of aircraft becoming approximately 10-15 percent more efficient than the previous one. The vast majority of this efficiency is achieved inside the engine, where Arconic technology plays a critical role.

Our engineers, backed by decades of materials science expertise and working closely with leading aero engine manufacturers, enable:

●	Advanced single crystal turbine airfoils with specifically aligned grain structures, which increase turbine blade life, temperature capability and strength.

●	Engineered ceramics that allow turbine airfoil designers to create intricate internal turbine blade cooling schemes that improve efficiency and lengthen the life of the blade.

●	Advanced coatings that protect the engine airfoils from the extreme combustion temperatures of today’s gas turbines.

In addition to airfoils, Arconic holds the number one global market position in aero engine seamless rings and fastening systems. In addition, we are a world-class producer of other structural aero engine components, including those produced with vacuum-melted alloys, machining, performance coatings and hot isostatic pressing.

In 2016, leveraging the earlier expansion of cutting-edge aero engine capabilities in La Porte, Indiana (USA), Arconic signed a long-term contract with GE Aviation for aero engine components in an agreement valued at more than $1.5 billion over the contract life. Under the terms of the transaction, we are supplying advanced nickel-based superalloy, titanium and aluminum components for a broad range of GE Aviation engine programs.

Also in 2016, we invested in state-of-the-art titanium-aluminide alloy melting technology at our facility in Niles, Ohio (USA). The investment is enabling Arconic to capture growing demand for aero engine parts made with its advanced, lightweight titanium-aluminide alloy. This alloy significantly improves material properties and substantially reduces the weight of low-pressure turbine blades compared to traditional nickel-based alloy materials. It is being used for the first time on single-aisle commercial jets as part of the new CFM International1 LEAP engines.

1 The CFM56 and LEAP engines are produced and marketed by CFM International, a 50/50 joint company between GE and Safran Aircraft Engines.

PAGE	12	ARCONIC ANNUAL HIGHLIGHTS 2016

ARCONIC REVENUE SHIPSET VALUE 1
Arconic has achieved substantial share gains on next generation aero engines:
CURRENT GENERATION
NEXT GENERATION
INDEXED TO
CURRENT GENERATION
+27%
+35%
+72%
+82%
+103%
AERO ENGINES GE90 GE9X TRENT 700 TRENT CF6 GEnx 1B V2500 PW1100G CFM 56 LEAP X
7000
PLATFORMS B777 B777X A330ceo A330neo B767 B787 A320ceo A320neo A320ceo B737NG A320neo B737MAX
1 Aero engines shown represent ~88% of total engines for LCA in 2017 through 2020 on a unit basis. Based on Arconic build rate assumptions as of 12/09/2016.
Arconic on the Pratt & Whitney PurePower® Geared Turbofan EngineTM
By inserting a gear into the design of its latest aero engine, Pratt
& Whitney introduced a way to optimize performance of the PurePower® geared turbofan engine, which is transforming aviation.
When it comes to aero engines, the faster the back “hot section” runs, the greater the fuel efficiency. But that speed is limited by how fast the much larger front fan blade can turn. By decoupling those sections, the gear system enables the front fan blade to rotate at a slower speed, and the “hot section” to operate at higher speeds.
This differential in speed – and as a result, in temperature – opened the door for Pratt & Whitney to use materials for the front fan blade other than traditionally-used, hotter-burning titanium and carbon fiber. It saw an opportunity to use a lighter material – such as aluminum – that could help increase fuel efficiency even further. But this was something that had never been done before.
Pratt & Whitney turned to the metal experts at Arconic to help find an answer. Working closely with Pratt & Whitney and backed by decades of materials science expertise, during a six-year development program, Arconic engineers cracked the code to deliver the first ever aluminum-lithium front fan blade forging for aero engines. The combination of the gear technology and Arconic’s advanced alloys and proprietary manufacturing processes enabled us together to go where no one had gone before: aluminum in the front fan blade. And that helped Pratt & Whitney create a cleaner, quieter, more fuel-efficient engine.
The PurePower engine will be used to power some of the world’s highest volume aircraft, including the next-generation Airbus A320neo. And every front fan blade will be forged into reality in part by Arconic.
Engines are a core focus for engineering aviation efficiency. With Arconic’s capability to manufacture 90 percent of structural and rotating aero engine components, we are excited to be playing an important role in helping our aerospace customers continue to elevate their performance.
PurePower is a registered trademark of United Technologies Corporation.

PAGE	13

Sending heat-treated aluminum plate to be stretched for aerospace applications. —
DAVENPORT, IOWA
Arconic on Airframes
Measuring plate thickness for aerospace, defense and industrial applications.
—
DAVENPORT, IOWA
PAGE 14 ARCONIC ANNUAL HIGHLIGHTS 2016

PAGE	14	ARCONIC ANNUAL HIGHLIGHTS 2016

Arconic’s solutions for airframes range from the world’s largest fuselage panels and wing skins to 1/16-inch-diameter fasteners that hold an aircraft together. We hold the number one global market position in aluminum sheet and plate and fastening systems.

In 2016, Arconic secured a series of contracts, continuing to win market share in airframes. These include a long-term contract with Embraer – the leading manufacturer of commercial jets up to 130 seats – valued at approximately $470 million. Under the multi-year agreement, we are supplying aluminum sheet and plate for Embraer’s new E2s, the second generation of its E-Jets family of commercial aircraft, a narrow-body medium-range jet airliner.

Arconic also announced a long-term supply agreement with Boeing for multi-material aerospace parts in 2016. Under this agreement, we are supplying components for the 787 Dreamliner and will supply components for the 777X and the 737 MAX. The agreement draws on capabilities gained through the Firth Rixson acquisition and our new aluminum-lithium facility in Lafayette, Indiana (USA).

Arconic closed the year in airframes with a $1 billion, multi-year contract with Airbus, under which we are providing aluminum sheet and plate for every Airbus platform flying today. This agreement will give us a significant share gain on the A320 Family – the world’s bestselling single aisle aircraft family. This partnership leverages Arconic’s new manufacturing capabilities secured by the Very Thick Plate Stretcher investment at our facility in Davenport, Iowa (USA), and it continues to expand our leadership position in the aerospace industry.

We also completed a series of investments to expand capacity to meet growing demand. For example, in June 2016, building on nearly a decade of investment and expansion in Martinsville, Virginia (USA), we announced an $8 million expansion of our aerospace parts facility, doubling its forging capacity and creating new, high-skilled jobs.

Our Very Thick Plate Stretcher, which will make plate for the aerospace industry’s largest high-strength monolithic wing ribs, comes online in 2017. — DAVENPORT, IOWA

 Arconic Sheet and Plate on Every Airbus Platform

In November 2016, Arconic announced a multi-year contract with Airbus, valued at approximately $1 billion. The win gives Arconic aluminum sheet and plate an unprecedented position on Airbus’s highest volume programs, including a significant share gain on the A320 Family – the world’s best-selling single aisle aircraft family – and covers every Airbus platform flying today.

The multi-year agreement began in January 2017 and makes Arconic sole supplier to Airbus for specific applications, including some wing, fuselage and structural components. In addition to Arconic’s proprietary alloys – chosen for their combination of strength, corrosion resistance, density savings and manufacturability – Airbus planes will feature Arconic plate products on every platform, used in key applications such as wing ribs, fuselage frames and other structural parts of the aircraft.

This agreement is the first to include material from Arconic’s new state-of-the-art Very Thick Plate Stretcher in Davenport, Iowa (USA).

PAGE	15

Arconic’s 3D-printed prototypes help reduce the time for new product introductions by 50 percent, enabling us to handle more parts orders and ramp up to meet them faster.
—
WHITEHALL, MICHIGAN

Arconic Additive Manufacturing

Arconic Additive Manufacturing
Arconic is working with our customers to develop methods, including 3D-printing, to produce highly intricate cooling schemes.
—
ARCONIC TECHNOLOGY CENTER,
PITTSBURGH, PENNSYLVANIA
Optimized 3D-printed hinge for deployment of spacecraft solar arrays whose nature-inspired design minimizes the amount of material and weight of the part – critically important for space travel. —
TORRANCE, CALIFORNIA

PAGE	18	ARCONIC ANNUAL HIGHLIGHTS 2016

With the potential to achieve more complex geometries, using less material and producing lighter weight parts, we believe additive manufacturing – or 3D-printing – is poised to revolutionize aerospace manufacturing. Bringing together comprehensive capabilities to harness the full potential of additive manufacturing – design optimization to qualification expertise – Arconic is at the cutting edge of commercializing this technology for aerospace.

Metal powders used for 3D-printing durable, high-quality aerospace parts are available in limited quantities. In 2016, Arconic opened a state-of-the-art 3D-printing metal powder production facility at the Arconic Technology Center, the world’s largest light metal research center.

This expansion has allowed Arconic to produce proprietary titanium, nickel and aluminum powders optimized for 3D-printed aerospace parts, and is part of a $60 million investment in advanced 3D-printing materials and processes. It builds on our 3D-printing capabilities in California, Georgia, Michigan, Pennsylvania and Texas (USA).

In addition to producing powders, we are advancing a range of additive techniques, including the recently unveiled Ampliforge™ process, a hybrid technique that combines additive and advanced manufacturing processes. Using the Ampliforge™ process, Arconic designs and 3D-prints an optimized pre-form, then forges it using our most advanced techniques. In 2016, we continued to pilot the Ampliforge™ technique in Pittsburgh, Pennsylvania (USA), Sheffield, England and Cleveland, Ohio (USA).

In 2016, we entered into three agreements with Airbus to supply 3D-printed metal parts for its commercial aircraft. The first covers titanium fuselage and engine pylon components; the second, 3D-printed ducting components made of high-temperature nickel superalloys for the A320 family of aircraft. Advanced nickel superalloys offer superior heat resistance for these components, which flow hot air from the aero engine to other parts of the airframe. Under the third agreement, Arconic will supply 3D-printed titanium airframe brackets, also for the A320 platform. Airbus chose to work with Arconic because of our comprehensive capabilities, from materials science leadership to additive manufacturing and aerospace parts qualification.

PAGE	19

Arconic’s Leading Edge in

Additive Manufacturing

Helps Customers Win

▼

Aerospace manufacturers are increasingly turning to additive manufacturing for complex, high-performance parts that cannot be made using traditional manufacturing techniques, for components with a lower “buy-to-fly” ratio – that is, components that require less material to create the final part – and to speed time to market for new products.

With our wide-ranging expertise in materials science, manufacturing, design and product qualification, Arconic is already a well-established leader in additive manufacturing. We have the in-house expertise and resources to engineer and control essentially every step of the process – important, given the interdependent nature of these steps. For example, we can create a powder tailored to the needs of a specific application; develop the part design and process for a particular machine; grow the part; complete it via secondary processes; and inspect and qualify it.

Demonstrating this integrated strategy, we developed the proprietary Ampliforge™ process, which combines additive and advanced manufacturing processes. Using the Ampliforge™ process, Arconic designs and 3D-prints an optimized preform, then forges it using our most advanced techniques. This process enhances the properties of 3D-printed parts and significantly reduces material input and tooling requirements while simplifying production relative to traditional forging processes.

Additive manufacturing is just beginning to realize its full potential, and at Arconic, we are proud to be at its cutting edge.

PAGE	20	ARCONIC ANNUAL HIGHLIGHTS 2016

MANUFACTURING TECHNIQUES
includes
Broad range of process expertise: forging, casting, powder production
Hybrid solutions —e.g., Ampliforge™
DESIGN OPTIMIZATION
includes
New 3D design tools, Simulations/predictive models
Rapid prototyping
QUALIFICATION EXPERTISE
includes
Certification process: powder grain structure
Inspection know-how

PAGE	21

Arconic’s high-strength, military-grade aluminum alloy is used on Ford F-Series Trucks, America’s best-selling vehicle for 35 years. This automotive aluminum alloy is produced at our facilities in Davenport, Iowa and Alcoa, Tennessee, which were recently expanded to meet growing demand for lightweight vehicles.
—
DAVENPORT, IOWA AND
ALCOA, TENNESSEE

Arconic Automotive

Arconic Automotive

▼

The automotive industry is increasingly using more aluminum on vehicles for improved safety, performance and fuel efficiency. By 2020, pounds of aluminum per vehicle is projected to increase nearly 20 percent over 2015 levels; from 2010 to 2015, pounds per vehicle increased 19 percent1.

Today, Arconic has cemented its position as the premier partner to the automotive industry: our lightweight alloys and aluminum sheet solutions are found bumper to bumper – from doors and hoods to heat exchangers. Arconic estimates that it will grow its automotive sheet revenue from $117 million in 2011 to $1.3 billion in 2018.

Across its automotive portfolio, 98 percent of Arconic revenues come from products where it is number one or number two in its market.

In 2016, automotive expansions at our facilities in Alcoa, Tennessee (USA), and Davenport, Iowa (USA) – each backed by customer contracts – continued to pay off , as auto sheet shipments rose 39 percent year over year. Through these expansions, we continue to support Ford Motor Company by supplying its best-selling Ford F-150 and F-250 models. We also signed new contracts with Nissan North America, to become its sole supplier of aluminum sheet for seven programs, including the Altima, Murano, Maxima and Titan, and with Fiat Chrysler Automobiles, for the 2017 Chrysler Pacifica.

Our breakthrough Arconic Micromill® technology – which produces metal 40 percent more formable and 30 percent stronger than today’s incumbent automotive aluminum and twice as formable and at least 30 percent lighter than parts made from high-strength steel – was recognized with a prestigious 2016 R&D 100 Award. The annual R&D 100 Awards, known as the “Oscars of Innovation,” is an international competition that recognizes the 100 most technologically significant products introduced in the marketplace over the past year.

In 2016, efforts to commercialize Micromill continued as we signed qualification agreements with more major original equipment manufacturers (OEMs); today, these agreements number 13 worldwide. Arconic also engaged 12 potential licensees in 2016, including potential joint venture partners.

[1]	Data from the public Ducker study for net pounds of aluminum per vehicle usage in all forms.

Aluminum Pounds per Vehicle

GRP Automotive Sheet

Revenue ($M)

PAGE	24	ARCONIC ANNUAL HIGHLIGHTS 2016

AUTOMOTIVE

Arconic content on automotive vehicles runs bumper to bumper

Liftgate outer
High-form Micromill® products
Joining solutions
RSR™ technology
Liftgate inner
Engineered surfaces
Body inner structure
Door inner
Hood outer
Hood inner
B-pillar
Seat frame
Battery case
Radiator
Driveshaft
Outer panels
Turbo impeller
Transmission valves
Crash structure
ABS housing
Brake caliper

AUTOMOTIVE
Arconic content on automotive vehicles runs bumper to bumper
Joining solutions
RSR™ technology
Engineered surfaces
Body inner structure
Hood outer
Hood inner
Radiator
Turbo impeller
ABS housing
Crash structure
Liftage outer
High-form Micromill products
Driveshaft
Transmission valves
Brake caliper
Liftgate inner
Door inner
B-pillar
Seat frame
Battery case
Outer panels

PAGE	25

Living Our Values

▼

EVERYONE, EVERY DAY, EVERYWHERE…

We win when our customers win – we innovate, deliver and operate as world class.

We excel as high-performance teams – safely, with respect and integrity.

01	Turning low-cost metal feedstock into high-quality metal powders for additive manufacturing.

02	The Arconic Technology Center outside of Pittsburgh is the largest light metals research facility in the world, and key to our commercial technology advantage.
—
ARCONIC TECHNOLOGY CENTER, PITTSBURGH, PENNSYLVANIA

03

Every year, the best and the brightest ideas and teams make our company stronger: by improving operational efficiency, this team increased capacity at our Davenport facility, helping meet Ford F-150 demand.

—
DAVENPORT, IOWA

PAGE	26	ARCONIC ANNUAL HIGHLIGHTS 2016

Arconic’s 41,500 employees across 25 countries are as passionate about our values as we are about industry-changing technology. We pride ourselves on our diverse, high-performance culture.

This year, we were proud to be included on the 2017 FORTUNE World’s Most Admired Companies list, an annual ranking of reputation based on surveys of executives, analysts and directors who rate companies in their own industries. We have proudly been named the most admired metals company in the world for the past six years, and this is the second consecutive year our company received top scores in all key attributes: innovation, people management, social responsibility, use of corporate assets, quality of management, financial soundness, long-term investment value, quality of products and services and global competitiveness.

Arconic was recognized for its performance in 2016, including before its separation from Alcoa Corporation, and was therefore included in the “metals” category, which it topped. The ranking reflects the contributions of both Arconic and Alcoa Corporation employees.

SAFETY

Nothing matters more than human life. This has long been a guiding principle at Arconic, and safety is one of our most cherished values. In 2016, 40 percent of Arconic businesses achieved their best-ever DART (Days Away Restricted or Transfer) rates, a key metric of employee safety.

Importantly, each of our recently acquired businesses – Firth Rixson, RTI and TITAL – also saw dramatic improvements in their historical DART rates, recording improvements of 40 percent, 52 percent and 67 percent, respectively, in 2016. Most importantly, the businesses that today comprise Arconic had zero work-related fatalities in 2016.

ETHICS AND COMPLIANCE

Arconic promotes a “speak-up culture,” in which employees are encouraged to ask questions and raise concerns. Our Ethics and Compliance Program drives a global culture of integrity, compliance, prevention and risk identification and mitigation, with a strong focus on anti-corruption and trade compliance.

In 2016, Arconic launched its new Code of Conduct to guide employees on how to “lead with integrity” every day, everywhere.

Updated Business Conduct, Anti-Retaliation and Conflicts of Interest policies were also launched in 2016. Our ethics hotline (Integrity Line) and Integrity Help Chain provide multiple channels through which employees can voice their questions and concerns.

Arconic’s Integrity Champions partner with their business and resource units to integrate ethics and compliance into their organizations and serve as trusted advisors to their colleagues. In 2016, the Champions were involved in “Project Integrity,” with the goal of conducting live trainings on issues most relevant to employees operating in diverse, global locations.

INCLUSION & DIVERSITY

We are committed to creating an inclusive environment where all individuals feel – and are – valued. In 2016, Arconic continued to diversify our workforce, creating teams that better reflect the communities in which we operate. We were also proud to increase membership in our Employee Resource Groups (ERGs), employee-led groups formed around common interests and/or backgrounds. In 2016, Arconic launched three new ERGs – the Arconic Veterans’ Network, the Arconic Hispanic Network and the Next Generation Network – to further employee engagement and understanding of these diverse communities.

Arconic was once again recognized for its efforts related to lesbian, gay, bisexual and transgender workplace equality, earning a perfect score of 100 on the 2017 Corporate Equality Index, which is administered by the Human Rights Campaign Foundation. This is the eighth consecutive year in which we have earned a perfect score; our previous years’ rankings are listed under Alcoa Inc.

INVESTING IN OUR COMMUNITIES:

ARCONIC FOUNDATION

November 2016 saw the launch of Arconic Foundation, an independently endowed philanthropy that supports programs to help prepare the 21st century engineering and advanced manufacturing workforce. The work of Arconic Foundation is further enhanced by the thousands of employee volunteers who share their talents and time to make a difference in their communities.

Arconic Foundation made its inaugural grant to Engineers Without Borders USA. The $300,000 investment will support organizations around the world working to strengthen and promote engineering education and equip the next generation of global innovators. By 2020, over 1,000 students are targeted to complete the program. The partnership will include activities in select markets where Arconic has an operational footprint and an employee base: the United States, the United Kingdom, Mexico, France, Germany, Canada and Brazil.

PAGE	27

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Calculation of Financial Measures (unaudited) (dollars in millions, except per metric ton amounts) Reconciliation of Adjusted Income

The average number of shares applicable to diluted EPS for Net loss attributable to Arconic common shareholders excludes certain share equivalents as their effect was anti-dilutive (see Footnote Q to the Consolidated Financial Statements). However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Arconic common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:

•  for the year ended December 31, 2016, share equivalents associated with both outstanding employee stock options and awards and convertible notes related to the acquisition of RTI International Metals were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 453,118,372 (after-tax interest expense of $9 needs to be added back to the numerator since the convertible notes were dilutive); and

•  for the year ended December 31, 2015, share equivalents associated with employee stock options and awards were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 424,628,747.

Year ended	12/31/2016	12/31/2015
Net loss attributable to Arconic	$ (941)	$ (322)
Discontinued operations(1)	(121)	165
Special items(2):
Restructuring and other charges	155	214
Discrete tax items(3)	1,290	216
Other special items(4)	196	39
Tax impact(5)	(74)	(14)
Net income attributable to Arconic – as adjusted	$ 505	$ 298
Diluted EPS(6):
Net loss attributable to Arconic common shareholders	$ (2.31)	$ (0.93)
Net income attributable to Arconic common shareholders – as adjusted	$ 0.98	$ 0.54	Reconciliation of Net Loss Attributable to Arconic to Combined Segment Adjusted EBITDA

Net income attributable to Arconic – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net loss attributable to Arconic determined under GAAP as well as Net income attributable to Arconic – as adjusted.

1. On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

2. In the second quarter of 2016, management changed the manner in which special items are presented in Arconic’s Reconciliation of Adjusted Income. This change resulted in special items being presented on a pretax basis and the related tax impact on special items being aggregated into separate respective line items. The special items for the year ended December 31, 2015 were updated to conform to the current period presentation.

3. Discrete tax items include the following:

•  for the year ended December 31, 2016, a charge for valuation allowances related to the November 1, 2016 separation (see Note 1 above) ($1,267), a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51), a net benefit for valuation allowances not associated with the separation ($18), and a net benefit for a number of small items ($10); and

•  for the year ended December 31, 2015, a charge for valuation allowances related to certain deferred tax assets in the U.S. and Iceland ($190), a net charge for other valuation allowances and for a number of small items ($26).

4. Other special items include the following:

•  for the year ended December 31, 2016, costs associated with the planned separation of Alcoa ($205), unfavorable tax costs associated with the redemption of company-owned life insurance policies ($100), a favorable adjustment to the contingent earn-out liability and a post-closing adjustment both of which related to the November 2014 acquisition of Firth Rixson ($76), a favorable tax benefit related to the currency impacts of a distribution of previously taxed income ($49), and unfavorable tax costs associated with the sale of a US subsidiary with book goodwill ($16); and

•  for the year ended December 31, 2015, costs associated with the acquisitions of RTI International Metals and TITAL ($28), an impairment of goodwill related to the soft alloy extrusions business in Brazil ($25), costs associated with the planned separation of Alcoa ($24), a gain on the sale of land ($19), and a gain on the sale of an equity investment in a China rolling mill ($19).

5. The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a special item (see footnote 2 above).

6. At a special meeting of Arconic common shareholders held on October 5, 2016, share- holders approved a 1-for-3 reverse stock split of Arconic’s outstanding and authorized shares of common stock which became effective on October 6, 2016. All share and per share data for all periods presented have been updated to reflect the reverse stock split.

			(in millions)	2016	2015
			Net loss attributable to Arconic	$ (941)	$ (322)
			Discontinued operations(1)	(121)	165
			Unallocated Amounts (net of tax):
			Impact of LIFO	11	(66)
			Metal price lag	(21)	115
			Interest expense	324	307
			Noncontrolling interests	–	1
			Corporate expense	306	252
			Impairment of goodwill	–	25
			Restructuring and other charges	114	192
			Other(2)	1,415	317
			Combined segment ATOI	$ 1,087	$ 986
			Add combined segment:
			Depreciation and amortization	504	479
			Income taxes	472	430
			Other	–	(2)
			Combined segment Adjusted EBITDA	$ 2,063	$ 1,893
			Third party sales	$12,394	$12,477
			Adjusted EBITDA Margin	16.6%	15.2%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Other line in the table above includes gains/losses on asset sales and other non-operating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

1. On November 1, 2016, Alcoa Inc. completed its separation into two standalone, publicly-traded companies. Arconic includes the former Alcoa Inc. segments: Engineered Products and Solutions, Transportation and Construction Solutions, and Global Rolled Products, except for the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia which both became part of Alcoa Corporation. The Global Rolled Products segment information has been updated to exclude the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia.

2. Other for the year ended December 31, 2016, include a charge for valuation allowances related to the November 1, 2016 separation ($1,267) and a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51).

Reconciliation of Arconic Adjusted EBITDA Excluding Separation Costs			Reconciliation of Combined Segment Adjusted EBITDA 2008

Year ended	12/31/2016	12/31/2015	Segment Measures	Arconic Combined Segments(1)

Net loss attributable to Arconic	$ (941)	$ (322)	Adjusted EBITDA ($ in millions)	Year ended	12/31/2016	12/31/2008

Discontinued operations(1)	(121)	165	After-tax operating income (ATOI)		$ 1,087	$ 532

Loss from continuing operations after	(1,062)	(157)	Add:
income taxes and noncontrolling interest			Depreciation and amortization		504	361
Add:			Income taxes		472	275
Net income attributable to noncontrolling interests	–	1	Other		–	6

Provision for income taxes	1,476	339	Adjusted EBITDA		$ 2,063	$ 1,174
Other income, net	(94)	(28)	Add: Wire harness and electrical distribution adjusted EBITDA			(115)

Interest expense	499	473	Adjusted EBITDA including wire harness and electrical distribution			$ 1,059

Restructuring and other charges	155	214	Third Party Sales		$ 12,394	$ 14,144
Impairment of goodwill	–	25	Add: Wire harness and electrical distribution third party sales			$ 1,206
Provision for depreciation and amortization	535	508	Third Party Sales including wire harness and electrical distribution			$ 15,350
Adjusted EBITDA	1,509	1,375	Adjusted EBITDA Margin including wire harness and electrical distribution		16.6%	6.9%(2)
Separation costs	193	24

Adjusted EBITDA excluding separation costs	$ 1,702	$1,399

1. For 2008, a reconciliation of combined segments adjusted EBITDA to combined segments ATOI, which was the segment profit metric at the time, has been pro- vided. A reconciliation to Net loss attributable to Arconic is not available without unreasonable efforts.

2. Includes the wire harness and electrical distribution business which was sold in 2009 and reflected in discontinued operations in the 2008 historical presentation

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

1. On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

Reconciliation of Global Rolled Products Adjusted EBITDA(1)
($ in millions, except per metric ton amounts)	2016	2015	2014	2013	2012	2011	2010	2009	2008
After-tax operating income (ATOI)	$ 269	$ 225	$ 224	$ 241	$ 302	$ 222	$ 192	$ (108)	$ (15)
Add:
Depreciation and amortization	201	203	211	202	205	212	212	201	190
Income taxes	107	85	67	95	137	83	80	21	50
Other	–	(1)	(1)	–	(3)	1	2	(2)	4
Adjusted EBITDA	$ 577	$ 512	$ 501	$ 538	$ 641	$ 518	$ 486	$ 112	$ 229
Total shipments (thousand metric tons) (kmt)	1,587(2)	1,570	1,788	1,715	1,675	1,606	1,481	1,584	2,029
Adjusted EBITDA / Total shipments ($ per metric ton)	$ 364	$ 326	$ 280	$ 314	$ 383	$ 322	$ 328	$ 71	$ 113
Third party sales	$4,864	$5,253	$6,344	$6,065	$6,335	$6,602	$5,404	$4,978	$7,659
EBITDA Margin	11.9%	9.7%	7.9%	8.9%	10.1%	7.8%	9.0%	2.2%	3.0%

Reconciliation of Engineered Products and Solutions Adjusted EBITDA
Year ended December 31,	2016	2015	2014	2013	2012	2011	2010	2009	2008
ATOI	$ 642	$ 595	$ 579	$ 569	$ 484	$ 436	$ 355	$ 321	$ 465
Add:
Depreciation, depletion, and amortization	255	233	137	124	122	120	114	118	118
Income taxes	298	282	298	286	248	224	182	159	225
Other	–	–	–	–	–	–	–	2	2
Adjusted EBITDA	$1,195	$1,110	$1,014	$ 979	$ 854	$ 780	$ 651	$ 600	$ 810
Third-party sales	$5,728	$5,342	$4,217	$4,054	$3,863	$3,716	$3,225	$3,355	$4,215
Adjusted EBITDA Margin	20.9%	20.8%	24.0%	24.1%	22.1%	21.0%	20.2%	17.9%	19.2%

Reconciliation of Transportation and Construction Solutions Adjusted EBITDA
Year ended December 31,	2016	2015	2014	2013	2012	2011	2010	2009	2008
ATOI	$ 176	$ 166	$ 180	$ 167	$ 126	$ 109	$ 73	$ 5	$ 82
Add:
Depreciation, depletion, and amortization	48	43	42	42	42	45	48	65	53
Equity (income) loss	–	–	–	–	–	(1)	(2)	(2)	–
Income taxes	67	63	69	67	49	38	18	(21)	–
Other	–	(1)	–	(2)	(9)	(1)	–	–	–
Adjusted EBITDA	$ 291	$ 271	$ 291	$ 274	$ 208	$ 190	$ 137	$ 47	$ 135
Third-party sales	$1,802	$1,882	$2,021	$1,951	$1,914	$1,936	$1,656	$1,537	$2,270
Adjusted EBITDA Margin	16.1%	14.4%	14.4%	14.0%	10.9%	9.8%	8.3%	3.1%	5.9%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the tables above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

1.	Excludes the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which were previously part of the Global Rolled Products segment but became part of Alcoa Corporation effective November 1, 2016.
2.	Includes 54 thousand metric tons (kmt) for the Tennessee packaging business in 2016. This amount represents the volume at Arconic’s Tennessee operations associated with the Toll Processing and Services Agreement that Arconic and Alcoa Corporation entered into in connection with the separation of the companies. Pursuant to this agreement, this amount is not reported in Arconic’s shipments but has been included in the calculation for adjusted EBITDA / Total shipments for historical comparative purposes.

Arconic has not provided a reconciliation of the forward-looking financial measures of adjusted EBITDA margin and free cash flow to the most directly comparable GAAP financial measures because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading. In particular, reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from these non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

ARCONIC 2016 ANNUAL HIGHLIGHTS ARCONIC.COM
High-pressure turbine blades used in the hot section of the CFM56 jet engine produced at Whitehall, Michigan. CFM56 engines are a product of CFM International, a 50/50 joint company between GE and Safran Aircraft Engines.